Exhibit 16.0

[Deloitte Letterhead]

October 27, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the “Change in Accountants” section of Polonia Bancorp, Inc.’s Amendment No. 3 to Form SB-2 dated October 27, 2006, and have the following comments:

1.	We agree with the statements made in the first through sixth sentences, the eighth sentence, the tenth through twelfth sentences and the fourteenth sentence.

2.	We have no basis on which to agree or disagree with the statements made in the seventh, ninth, thirteenth, fifteenth and sixteenth sentences.

Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP